Exhibit 99.1

iPower Secures $2.0 Million Growth Capital to Advance AI, Supply Chain Infrastructure and Other Strategic Initiatives

Unrestricted financing strengthens balance sheet flexibility as Company advances expansion into high-growth AI and supply chain infrastructure opportunities

RANCHO CUCAMONGA, Calif., July 06, 2026 — iPower Inc. (Nasdaq: IPW) ("iPower" or the "Company") today announced it has secured a $2.0 million convertible note investment from an institutional investor, providing the Company with additional capital to advance its strategic growth initiatives. The unrestricted financing gives iPower full discretion to deploy capital toward high-priority opportunities, including artificial intelligence, supply chain infrastructure, and other value-driving corporate initiatives.

Management views this financing as a meaningful step in strengthening the Company's capital position as it pursues strategic opportunities designed to support long-term growth, drive revenue expansion, and enhance profitability.

"This investment is a strong vote of confidence in iPower's strategy and our ability to execute," said Lawrence Tan, Chief Executive Officer of iPower. "The unrestricted nature of this capital gives us the flexibility to move decisively on the opportunities we believe will create the most value for our stockholders — particularly across AI infrastructure and supply chain innovation. We view this as a pivotal step in our strategy to drive sustained revenue growth, expand margins, and build a more profitable, scalable business for the long term."

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven company executing a focused strategy at the intersection of AI infrastructure and real-world commerce. Building on its established e-commerce operations, technology platform, and capital markets experience, the Company is expanding into AI infrastructure investments and related financing ecosystems.

Through targeted investments in digital assets, infrastructure financing protocols, and other AI-related opportunities, iPower seeks to participate in the growth of the compute, data center, and infrastructure layers that support artificial intelligence. Leveraging its operating experience, ecosystem relationships, and capital markets access, iPower is building a scalable business designed to generate durable long-term value for stockholders.

For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company's convertible note financing, use of proceeds, potential AI-related investments, supply chain infrastructure opportunities, anticipated revenue growth and profitability, future capital deployment, business opportunities, and long-term stockholder value creation. These statements involve known and unknown risks and uncertainties and are based on current expectations and projections. Actual results may differ materially from those set forth herein. iPower undertakes no obligation to update forward-looking statements except as required by law. Investors are encouraged to review iPower's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Investor Relations Contact

IPW.IR@meetipower.com